Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

SANOFI

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, par value €2.00 per share (1)	Other (2)	400,000 (3)	$78.82 (2)	$31,528,000	$147.60 per $1,000,000	$4,653.53

Total Offering Amounts					$31,528,000		$4,653.53

Total Fee Offsets							$0

Net Fee Due							$4,653.53

(1)

American Depositary Receipts evidencing American Depositary Shares issuable upon request after expiration of the three-year or five-year lock-up period (as the case may be) on deposit of the Ordinary Shares, nominal value €2.00 per share (“Ordinary Shares”), have been registered pursuant to a separate Registration Statement on Form F-6 (Registration No. 333-192032 and Registration No. 333-276123).

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based upon a 20% discount from the average of the high and low prices of the Registrant’s Ordinary Shares on Euronext Paris on March 28, 2024 and converted at the noon buying rate of €1=$1.079 on March 28, 2024. The 20% discount represents the discount on the “Reference Price” offered to Participants pursuant to the Action 2024 Shareholding Plan (the “Plan”).

(3)

This Registration Statement covers up to 400,000 Ordinary Shares that may be sold to eligible employees under the Plan. The amount being registered also includes an indeterminate number of shares of Ordinary Shares that may be offered as a result of stock splits, stock dividends and anti-dilution provisions and other terms, in each case in accordance with Rule 416, under the Securities Act.